CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Mutual Fund Series Trust and to the use of our report dated August 31, 2020 on the financial statements and financial highlights of Eventide Gilead Fund, Eventide Healthcare & Life Sciences Fund, Eventide Multi-Asset Income Fund, Eventide Dividend Opportunities Fund (formerly, Eventide Global Dividend Opportunities Fund), and Eventide Limited-Term Bond Fund, and each a series of shares of beneficial interest in Mutual Fund Series Trust. Such financial statements and financial highlights appear in the June 30, 2020 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

October 26, 2020